Exhibit 10.1.2

AMENDMENT NO. 2
TO
PURCHASE AND LICENSE AGREEMENT
BETWEEN
DOBSON COMMUNICATIONS CORPORATION
AND
NORTEL NETWORKS INC.

This Amendment No. 2 (“Amendment 2”) is effective as of this 9th day of June 2004, by and between Dobson Communications Corporation (“Dobson”) and its Affiliates, as defined in Annex 2, (jointly or individually, as the case may be (“Customer”), and Nortel Networks Inc. (hereinafter referred to as “Nortel Networks”).

WHEREAS, Customer and Nortel Networks entered into a Purchase and License Agreement effective as of November 16, 2001, as amended (“Agreement”); and

WHEREAS, Customer and Nortel Networks wish to further amend the Agreement as described herein;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration herein contained, the sufficiency of which is hereby acknowledged, Customer and Nortel Networks hereby agree to amend the Agreement as follows:

1.	Unless otherwise defined, capitalized terms herein shall have the same meaning as in the Agreement.

2.	The Term as defined in the preamble of the Agreement is hereby extended for a period ending three (3) years from the effective date of this Amendment 2.

3.	The first two sentences of Section 2b) of the Agreement are amended and restated as follows:

“Customer agrees during the Term of the Agreement to purchase/license, pay for and accept delivery of Products pursuant to this Agreement in a net amount (i.e., net price less any applicable discounts, Product Credits, Purchase Credits or incentives, but

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exclusive of taxes, shipping, insurance, and similar charges (“Net Price”)) totaling not less than an incremental * over and above * previously committed as part of the Agreement (collectively, “Volume Commitment”). In the event that Customer fails to achieve the Volume Commitment prior to the expiration or termination of the Term of this Agreement, Customer shall promptly pay Nortel Networks, as a liquidated damage and not as a penalty, an amount equal to twenty percent (20%) of that portion of the Volume Commitment that remains unfulfilled.”

4.	New Section 10g) is added to the Agreement as follows:

“g) Notwithstanding anything previously stated to Customer or included in any agreement with Customer, Customer (and each employee, representative, or other agent of Customer) may disclose to any and all persons, without any limitation, the tax treatment and tax structure of this Agreement, including any Orders hereunder, as well as materials detailing the tax treatment and tax structure. However, specific details of the Agreement, including any Orders hereunder, not necessary to an understanding of the tax treatment and tax structure, shall not be disclosed, including, but not limited to, descriptions of the Products and Services involved and the identity of the parties involved.”

5.	The first three sentences of Section 16a) of the Agreement are deleted in their entirety and replaced by the following:

“Beginning in calendar year 2004 and during each subsequent calendar year of the Term and subject to Section 2b) of the Agreement, Customer shall receive a training credit of * for every * of Customer’s Net Price payments made hereunder for Products and Services up to a maximum of * of training credits per calendar year, to be applied toward tuition fees for Nortel Networks’ training products and services (“Training Bank Dollars”), provided that Customer notifies Nortel Networks of its intent to apply Training Bank Dollars toward tuition costs for training prior to Nortel Networks’ issuance of invoices for such training. Any Training Bank Dollars not used within two (2) years of the date they are earned shall be deemed forfeited by Customer and have no cash value.”

6.	Upon execution of this Amendment 2, Customer’s Co-Marketing Purchase Commitments as originally stated in Sections 17a) and 17b) of the Agreement are hereby considered fulfilled by Customer, and Nortel Networks shall pay the outstanding July 15, 2004 Co-Marketing Fund Payment of *.

As of the effective date of this Amendment 2, Sections 17a) and 17b) of the Agreement shall be amended and restated as follows:

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“ a) Subject to this Section 17, in each of calendar years 2005 and 2006, Nortel Networks will provide Customer with a sum of money to be used for Customer’s marketing and/or advertising wherein Nortel Networks’ equipment is featured and/or referenced (“Co-Marketing Funds”). Nortel Networks will submit Co-Marketing Fund payments based on the following schedule:

Payment Date	Co-Marketing Fund Payment
January 15, 2005	$	*
July 15, 2005	$	*
January 15, 2006	$	*
July 15, 2006	$	*

However, in the event that Customer terminates its NASCAR sponsorship agreement, (i) Customer shall immediately provide written notice thereof to Nortel Networks; and (ii) following receipt of such notice by Nortel Networks, the parties shall renegotiate in good faith the remaining Co-Marketing Fund payments relative to the unfulfilled portion of the Co-Marketing Purchase Commitments as described below and to reflect the reduction in Customer’s payments for its NASCAR sponsorship agreement.

In consideration for such Co-Marketing Funds, Customer agrees to Order, pay for and accept Products with a minimum cumulative Net Price of i) * of the Volume Commitment during the calendar years 2004 and 2005, and ii) * during the calendar year 2006 less the amount in excess of * attributable to Customer’s Order, payment and acceptance of Products cumulatively in calendar years 2004 and 2005 (collectively, “Co-Marketing Purchase Commitments”).

b) In the event Customer does not fulfill either or both of its Co-Marketing Purchase Commitments, Nortel Networks will determine the amount of the unearned Co-Marketing Funds relative to the percentage of the commitment not met and invoice Customer for the amount of the unearned Co-Marketing Funds accordingly. Customer agrees to pay such invoice within thirty (30) days of receipt. In such event, Nortel Networks may suspend any further Co-Marketing Fund Payments.

By way of example only, if Customer purchases Products with a cumulative Net Price of * during the calendar years 2004 and 2005, then Nortel Networks will invoice Customer for an amount equal to one-half of the Co-Marketing Funds provided during the calendar year 2005 or * and Nortel Networks may suspend Co-Marketing Fund payments in accordance with this Section.

By way of further example only, if Customer purchases Products with a cumulative Net Price of * during the calendar year 2006, and a cumulative Net Price of * during the calendar years 2004 and 2005, then Nortel Networks shall invoice Customer for an amount

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equal to twenty-five percent of the Co-Marketing funds provided during the calendar year 2006 or *.

By way of final example only, if Customer purchases Products with a cumulative Net Price of * during the calendar year 2006, and a cumulative Net Price of * during the calendar years 2004 and 2005, then each of the Co-Marketing Purchase Commitments will be deemed to be fulfilled by Customer.

Nortel Networks and Dobson will meet periodically during each calendar year to review Customer’s progress towards fulfillment of the purchase amounts specified in Section 17a) above and Customer’s cumulative qualifying purchases of Nortel Networks Products in such calendar year. In the event that Customer fails to make purchases at the levels discussed above or Customer is in breach of the Agreement, Nortel Networks shall not be obligated to provide any Co-Marketing Funds. The Co-Marketing Funds provided herein are non-transferable and any attempt to do so is void.”

7.	Section 17f) and all references thereto in the Agreement are deleted in their entirety.

8.	Section 17g) is amended and restated in its entirety as follows:

“g) If, during each of calendar years 2004 through 2006, Customer purchases and makes full payment for Products with a minimum total Net Price of * per year, Nortel Networks shall contribute to Customer’s internal appreciation and other approved programs in the same calendar year as such annual purchase amount is achieved, unless the conditions of Section 17(h) have not been satisfied. The contributions shall be used for the events listed below or other similar programs in amounts no less than those indicated during each such calendar year:

1)	Customer’s Circle of Excellence Program / Annual Manager’s Conference – *;

2)	Customer’s President’s Club Program – *; and

3)	Customer’s Invitational Program (limited to one event per calendar year) – *.

Nortel Networks and Dobson will meet periodically during each calendar year to review Customer’s progress towards fulfillment of the * annual purchase amount and Customer’s cumulative qualifying purchases of Nortel Networks Products in such calendar year. In the event that Customer fails to make purchases at the levels discussed above or Customer is in breach of the Agreement, Nortel Networks shall not be obligated to make any contributions.”

DOBSON AND NORTEL NETWORKS CONFIDENTIAL AND PROPRIETARY INFORMATION

9.	Section 23, GSM/GPRS Network Purchase Commitment, and all references thereto in the Agreement are deleted in their entirety.

10.	Section 24, Service and Support Plan, of the Agreement is amended and restated as follows:

“24. Service and Support Plan

Subject to Customer’s satisfaction of the GSM/GPRS Overlay Commitment, Nortel Networks will provide Customer with the extended support Services as described in Supplemental Terms Annex 5, attached hereto and incorporated herein as Schedule A to this Amendment 2 (“Support Services Statement of Work”) for the Nortel Networks GSM/GPRS Products, as described herein, and all other Products purchased pursuant to this Agreement. Such extended support Services will be provided to Customer at no additional cost until the expiration or termination of this Agreement, and will be provided only after expiration of the initial applicable warranty period. The extended support Services provided herein are non-transferable and any attempt to do so is void.”

11.	New Sections 28 through 32 inclusive are added to the Agreement as follows:

“28. GSM/GPRS Software License Fees

a) This Section 28 shall not be in effect until Customer fulfills the purchase and payment obligations for the Software portion of the GSM/GPRS Overlay Commitment as described in Section 22 of the Agreement. Specifically, Customer shall purchase the following GSM/GPRS Software loads in the quantities specified in Supplemental Terms Annex 3 to the Agreement:

•	NSS17

•	GEM 17 HLR

•	BSS 14.3

•	GPRS 5.0

•	OAM 4.1

For clarity, the EDGE Software is not included in any of the above GSM/GPRS Software loads, and Customer must place an Order for the fees specified in Schedule C to this Amendment 2, Supplemental Terms Annex 8 to the Agreement, to receive the license to use such EDGE Software.

b)	Customer agrees to license the GSM/GPRS Software (hereinafter the “GSM/GPRS Software License”) and the following terms shall apply:

(i) Within 30 days after the earlier to occur of: (A) completion of the GSM/GPRS Overlay implementation, or (B) December 31, 2004, Nortel Networks will perform a GSM/GPRS Software feature audit to establish a

DOBSON AND NORTEL NETWORKS CONFIDENTIAL AND PROPRIETARY INFORMATION

GSM/GPRS Network Software baseline for the Customer. GSM/GPRS Software features that are activated and utilized as of the date that the audit is completed will be deemed as the “GSM/GPRS Network Software Baseline” for the purpose of determining the GSM/GPRS Software License fees.

(ii) Customer shall place an Order for the license to use the next available Software release as identified below from the relevant Software which comprises the GSM/GPRS Network Software Baseline in accordance with the following GSM/GPRS Software License fees:

•	* per GSM switching system for the next available NSS base Software release;

•	* per Serving GPRS Support Node (SGSN) system for the next available GPRS base Software release;

•	* per Gateway GPRS Support Node (GGSN) system for the next available GPRS base Software release; and/or

•	In accordance with the BSS Software license pricing schedule below per active BSC for the next available BSS base Software release:

BSC 600	$	*
BSC 900	$	*
BSC 1200	$	*
BSC 1500	$	*
BSC 1800	$	*
BSC 2100	$	*
BSC 2400	$	*
BSC 2700	$	*
BSC 3000	$	*

Any additional Software features and functionality that are not included within the GSM/GPRS Network Software Baseline will be charged to Customer and priced in accordance with Nortel Networks’ then current list prices less applicable discounts in accordance with Section 22c) of the Agreement.

These GSM/GPRS Software License fees are inclusive of any and all Nortel Networks standard upgrade Services and one night process (ONP) charges required to perform the GSM/GPRS Network upgrade. These GSM/GPRS Software License fees are exclusive of any Hardware required to operate the Software.

DOBSON AND NORTEL NETWORKS CONFIDENTIAL AND PROPRIETARY INFORMATION

(iii) The GSM/GPRS Software License shall be limited to 1,000,000 Subscribers during the Term of the Agreement. If Customer requires additional Subscribers over and above such Subscriber limit, additional license fees in accordance with Nortel Networks’ then current list prices less applicable discounts as quoted by Nortel Networks shall apply. The GSM/GPRS Software License shall be granted upon delivery of the applicable Software.

(iv) Provided that Customer is not in breach of the license in Section 4 of the Agreement, Customer’s right to use the relevant GSM/GPRS Software shall continue so long as the designated GSM/GPRS Hardware for which such Software is licensed for use remains in use by Customer.

29.	GSM R4 Trial and Purchase Commitment

Nortel Networks will provide Customer with certain pre-general release GSM remote peripheral (“GSM R4”) products, when available, on a verification office (“VO”) trial basis subject to the parties’ execution of a trial agreement therefor. The parties agree to jointly develop a written GSM R4 VO Trial Test Plan, which shall include at a minimum (1) a description of the tests to be performed during the trial term (“Trial Tests”) and (2) criteria under which the Trial Tests shall be deemed successful (“Test Criteria”). In the event the GSM R4 products successfully meet the VO Test Criteria, Customer agrees to purchase the GSM R4 VO trial products in accordance with the pricing and payment terms mutually agreed to by the parties in the trial agreement.

30.	GSM/GPRS Equipment Pricing — Project Exodus

Nortel Networks has established a GSM/GPRS Equipment pricing schedule for GSM/GPRS components (“Project Exodus Pricing”) in accordance with the guidelines established in Supplemental Terms Annex 3 to the Agreement. The Project Exodus Pricing schedule is detailed in Supplemental Terms Annex 8 to the Agreement, which is attached hereto as Schedule C. Any and all components that are not identified in this pricing schedule are subject to the GSM/GPRS pricing guidelines established in Supplemental Terms Annex 3 to the Agreement.

31.	Universal Mobile Telephone System 1900 Megahertz (“UMTS”) Trial and Purchase Commitment

Nortel Networks will provide Customer with certain UMTS products, when available, on a trial basis subject to the parties’ execution of a trial agreement therefor. The parties agree to jointly develop a written UMTS Trial Test Plan, which shall include at a minimum (1) a description of the Trial Tests to be performed during the trial term and (2) Test Criteria under which the UMTS Trial Tests shall be deemed successful. In the event the UMTS products

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successfully meet the Test Criteria, Customer agrees to purchase the UMTS trial products in accordance with the pricing and payment terms mutually agreed to by the parties in the trial agreement.

DOBSON AND NORTEL NETWORKS CONFIDENTIAL AND PROPRIETARY INFORMATION

32.	EDGE Software Commitment

a) As a result of the delays related to the availability of Nortel Networks EDGE Software:

(i) Nortel Networks will provide * of Product Credits which Customer may use to purchase Adaptive Multi-Rate Software licenses (“AMR Product Credits”) under the Agreement. AMR Product Credits may be applied at the rate of one hundred percent of the AMR Software license fees on Orders placed by Customer after the effective date of this Amendment 2.

(ii) Nortel Networks will provide * of Product Credits which Customer may use to purchase Products and Services under the Agreement. Notwithstanding anything to the contrary set forth in the Agreement, such Product Credits may be applied at the rate not greater than twenty-five percent of the Net Price of Orders placed by Customer after January 1, 2005.

b) On or before May 15, 2004, Nortel Networks will deliver a pre-general release, unsupported EDGE Software load to Customer only for Customer’s evaluation and testing purposes in a lab environment. In the event that Nortel Networks fails to deliver such EDGE Software load on or before May 15, 2004, Nortel Networks will provide * of Product Credits which Customer may use to purchase Products and Services under the Agreement. Notwithstanding anything to the contrary set forth in the Agreement, such Product Credits may be applied at the rate of one hundred percent of the Net Price of Orders placed by Customer after May 15, 2004.

c) In the event that Customer places such pre-general release, unsupported EDGE Software load (or any subsequent EDGE Software load delivered by Nortel Networks to Customer) into revenue-generating or commercial use prior to August 16, 2004, (i) Customer shall place an Order for the EDGE Software licenses in accordance with the fees specified in Schedule C to this Amendment 2 (“Supplemental Terms Annex 8 – GSM/GPRS Equipment Pricing Schedule – Project Exodus”), and (ii) Section 32d) of the Agreement shall be deemed to be deleted in its entirety. Additionally, if Customer elects to do so without Nortel Networks’ prior written consent, Customer shall (A) forfeit any unused Product Credits provided by Nortel Networks pursuant to Section 32a) of the Agreement as of the date such EDGE Software load is first placed into revenue-generating or commercial use (such forfeited Product Credits have no cash value), and (B) pay to Nortel Networks an amount equal to the Net Price of Products and Services for which Customer used such Product Credits pursuant to Section 32a) of the Agreement. Such payment shall be due upon receipt of invoice and payable by Customer within 30 days.

DOBSON AND NORTEL NETWORKS CONFIDENTIAL AND PROPRIETARY INFORMATION

d) Nortel Networks will deliver to Customer, no later than August 16, 2004, a pre-general release EDGE Software load supported by Nortel Networks in accordance with the technical support procedures set forth in Schedule A to this Amendment 2 (“Supplemental Terms Annex 5 — Support Services Statement of Work”) allowing for a full deployment in Customer’s network. In the event that Nortel Networks is unable to deliver such EDGE Software load by August 16, 2004, Customer shall have until August 30, 2004 to notify Nortel Networks in writing of Customer’s decision to not comply with Section 2b) (Volume Commitment) of the Agreement.

(i) If Customer fails to so notify Nortel Networks by August 30, 2004, Customer shall continue to be obligated to comply with such section of the Agreement.

(ii) In the event that Customer does give such notice on or prior to August 30, 2004, then Sections 2b) (Volume Commitment), 12 (“Equipment in Acquired Locations”) and 13 (“Last Bid Opportunity”) shall no longer apply to either party. Specifically, Customer shall be relieved of its Volume Commitment and associated liquidated damages payment obligations pursuant to Section 2b) of the Agreement. In addition, (A) any Training Bank Dollars earned by Customer pursuant to Section 16 (“Training Credits”) of the Agreement and not used by the date of such written notice shall be deemed forfeited by Customer and have no cash value; (B) Customer shall be relieved of its Co-Marketing Purchase Commitment obligations, and Nortel Networks shall be relieved of making any Co-Marketing Fund payments to Customer in 2005 and 2006, under Sections 17a) and 17b) of the Agreement; (C) Section 30 (“GSM/GPRS Equipment Pricing — Project Exodus”) of the Agreement and Schedule C to this Amendment 2 (“Supplemental Terms Annex 8 — GSM/GPRS Equipment Pricing Schedule — Project Exodus Pricing”) shall be deemed to be deleted in their entirety (For clarity, the GSM/GPRS Software License Fees to be paid by Customer as of the date of such written notice shall be in accordance with Nortel Networks’ then current list prices less applicable discounts in accordance with Amendment 1 to the Agreement.); and (D) Nortel Networks shall invoice Customer for the price of all extended support Services provided to Customer pursuant to Section 24 (“Service and Support Plan”) beginning on the date of such written notice to the end of the Term at Nortel Networks’ then current list price for such Services. Customer agrees to pay such invoice within thirty (30) days of receipt thereof.

e) The Product Credits provided to Customer pursuant to this Section 32 are non-transferable and any attempt to do so is void. Any such Product Credits not used by December 31, 2005 shall be deemed forfeited by Customer and have no cash value. Purchases of Products and Services with such Product Credits will

DOBSON AND NORTEL NETWORKS CONFIDENTIAL AND PROPRIETARY INFORMATION

not count towards Customer’s purchase commitments and/or accruals under the Agreement, including, without limitation, the Volume Commitment, Co-Marketing Purchase Commitments, GSM/GPRS Overlay Commitment and/or accrual of Training Bank Dollars under the Agreement.

f) All EDGE Software loads provided by Nortel Networks pursuant to this Section 32 are licensed to Customer in accordance with the terms of Section 4 (“Licensed Use of Software”) of the Agreement.”

12.	Supplemental Terms Annex 2 to the Agreement is amended by deletion of references to the following three former Dobson Affiliates.

SANTA CRUZ CELLULAR TELEPHONE, INC.
SYGNET LEASE CO., LLC
SYGNET COMMUNICATIONS, INC.

13.	The following Annexes are amended and restated as attached hereto. Such revised Annexes are incorporated by reference herein and form an integral part of the Agreement.

a.	Supplemental Terms Annex 5 – Support Services Statement of Work, attached as Schedule A to this Amendment 2

b.	Supplemental Terms Annex 6 – GSM/TDMA Overlay Antenna Sharing, attached as Schedule B to this Amendment 2

All references to “Schedule C to this Amendment 1” shall be replaced by the words “Schedule A to Amendment 2” in the Agreement. All references to “Schedule D to this Amendment 1” shall be replaced by the words “Schedule B to Amendment 2” in the Agreement.

14.	Supplemental Terms Annex 8 – GSM/GPRS Equipment Pricing Schedule – Project Exodus Pricing, attached hereto as Schedule C to this Amendment 2, is added to the Agreement. Such new Annex is incorporated by reference herein and forms an integral part of the Agreement.

15.	Section 13a) is amended and restated in its entirety as follows:

“a)	In the event Section 12 (“Equipment in Acquired Locations”) is not applicable, in each case in which Customer requests one or more infrastructure vendors to provide a bid or offer to sell equipment and/or services of a type that is functionally equivalent for Customer’s intended use to the Products and Services sold by Nortel Networks, including, but not limited to, wireless and R4 Media Gateway equipment, Customer shall give Nortel Networks an opportunity to provide a last bid or offer to sell its equipment after all other vendors have made their final bid(s) or offer(s) (“Last Bid”) in accordance with Section 13(b), below. Such Last Bid may be Nortel Networks’ first opportunity to bid or offer, or may be a bid or offer by Nortel Networks subsequent to its first bid or offer. Customer is not required to accept the Last Bid as the winning bid or offer.”

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Except as expressly modified by this Amendment 2, the Agreement remains unchanged and in full force and effect.

*Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Amendment 2 to be executed by their duly authorized representatives.

DOBSON COMMUNICATIONS CORPORATION		NORTEL NETWORKS INC.

By:	/s/ Timothy J. Duffy	By:	/s/ Peter Mackinnon

Name:	Timothy J. Duffy	Name:	Peter Mackinnon

Title:	CTO and Sr. Vice President Net Ops	Title:	President Wireless SVC Providers

Date:	6/9/04	Date:	6/10/04